Exhibit 10.2

AMENDMENT TO EMPLOYMENT LETTER AGREEMENT

THIS AMENDMENT NO. 2 (the “Amendment”) to the Employment Letter Agreement between CELLADON CORPORATION, a Delaware corporation (the “Company”) and PAUL CLEVELAND, an individual (the “Employee”) dated May 28, 2014, as amended on May 29, 2015 (the “Agreement”), is entered into and effective as of the 20th day of October, 2015.

WHEREAS, Company and Employee desire to amend the Agreement as set forth below;

NOW THEREFORE, in consideration of the foregoing premises and the covenants and promises contained in the Agreement as amended hereby, the Parties, intending to be bound, hereby agree that the following sections of the Agreement shall be amended as follows:

1.	Section 6 is hereby amended and restated as follows:

“6. Severance Benefits.

In the event your employment with the Company is terminated for any reason, you will be entitled to all of your earned compensation and benefits or otherwise as required by law through the date of termination (the “Accrued Amounts”). For the avoidance of doubt, you shall not be entitled to any additional compensation or benefits in the event your employment is terminated for Cause, due to your resignation without Good Reason, upon your death or upon your disability. If your employment terminates due to an Involuntary Termination (as defined below), you will be eligible to receive the additional compensation and benefits described in Section 6(a).

(a) Involuntary Termination at Any Time. If at any time (i) the Company terminates your employment without Cause (as defined below and other than as a result of your death or disability), or (ii) you resign for Good Reason (as defined below), and provided in any case such termination constitutes a “separation from service”, as defined under Treasury Regulation Section 1.409A-1(h)) (a “Separation from Service”) (such termination described in (i) or (ii), an “Involuntary Termination”), you shall be entitled to receive the following severance benefits, subject in all events to your compliance with Section 6(c) below:

(i) You shall receive a lump sum payment equivalent to eighteen (18) months of your base salary in effect (ignoring any decrease that forms the basis for your resignation for Good Reason, if applicable) on the effective date of your Involuntary Termination;

(ii) You shall receive a lump sum payment of your target bonus for the year of termination;

(iii) You shall receive a lump sum payment equivalent to eighteen (18) months of the cost of monthly health insurance coverage. For purposes of calculating the amount of the payment described in the foregoing sentence, the monthly cost of health insurance shall be the full cost of your monthly health insurance under the Company’s group health plans effective immediately prior to the expiration of the Company’s current group health plans (or the cost of your monthly premiums for health insurance coverage under the Company’s group health plans under the Consolidated Omnibus Budget Reconciliation Act of 1985 or the state equivalent, if applicable).

(iv) The vesting of all of your outstanding stock options and other equity awards that are subject to time-based vesting requirements shall accelerate in full such that all such equity awards shall be deemed fully vested as of the date of your Involuntary Termination.

The payments described in Section 6(a)(i), (ii) and (iii) above shall be paid to you in a lump sum cash payment, subject to applicable deductions and withholdings, within seven (7) business days after the effective date of the Release (as defined in Section 6(c) below).

(b) Intentionally Omitted.

(c) Conditions for Severance Benefits. The severance benefits set forth in Section 6(a) above are expressly conditioned upon: (i) your continuing to comply with your obligations under your Confidential Information Agreement (as defined in Section 8 below); and (ii) you signing and not revoking a general release of legal claims in the form attached hereto as EXHIBIT A or a substantially similar form provided that, for the avoidance of doubt, such form will include a commitment from you to comply with your continuing obligations under your Confidential Information Agreement, but will not include a noncompetition provision and will not include a release of any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party, the Company’s bylaws, or applicable law (the “Release”) within the applicable deadline set forth therein and permitting the Release to become effective in accordance with its terms, which must occur no later than the Release Deadline (as defined in Section 7 below).”

All other terms and conditions of the Agreement shall remain unchanged and in full force and effect. All initially capitalized terms not defined herein shall have the same meaning given to such terms in the Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their authorized representatives effective as of the date set forth above.

ACCEPTED AND AGREED TO FOR:

CELLADON CORPORATION		PAUL CLEVELAND
“Company”		“Employee”

By:	/s/ Michael Narachi	By:	/s/ Paul Cleveland
Name:	Michael Narachi	Name:	Paul Cleveland
Title:	Chairman of the Board

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